EXHIBIT 10.8

EMPLOYMENT AGREEMENT

AMENDMENT NO. 1

This Amendment No. 1 (the “Amendment”) to the Employment Agreement dated August 18, 2021 (the “Original Agreement”), by and between Cameron J. Hoyler (the “Executive”) and PolarityTE, Inc., a Delaware corporation (“PTE”), and PolarityTE MD, Inc., a Nevada corporation (“MD”) (PTE and MD are collectively referred to herein as the “Company”) is made this 11th day of August 2022 to be effective on August 15, 2022 (the “Effective Date”). Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed thereto in the Original Agreement.

WHEREAS, the Company and the Executive wish to modify the title, working hours, compensation, and other terms of employment between the Company and Executive contained in the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. All changes to the Original Agreement set forth in this Amendment will apply prospectively only after the Effective Date. After the Effective Date the term “Agreement” as used in the Original Agreement shall mean the Original Agreement as amended by this Amendment.

2. Section 1(a) of the Original Agreement is amended by deleting all of Section 1(a) and inserting the following provision in lieu thereof:

(a) Position. The Executive is engaged by the Company as provided in this Agreement with the title “Corporate Counsel.” In such position, the Executive shall have such duties, authority, and responsibilities as are customary and consistent with the role of in-house corporate counsel. Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and its subsidiaries, all of which may be amended or adopted at any time in the sole discretion of the Company or its subsidiaries. The Executive shall report to the Chief Legal Officer of the Company.

3. Section 1(b) of the Original Agreement is amended by deleting all of Section 1(b) and inserting the following provision in lieu thereof:

(b) Duties. During the period of employment, the Executive shall devote 250 hours of Executive’s business time and attention per calendar quarter to the performance of the Executive’s duties hereunder; provided, however, in no event shall Executive provide more than 28 hours of service in one calendar week or provide more than 100 hours of service in one calendar month. Nothing contained herein shall be construed so as to limit or restrict the Executive from engaging in any other business, profession, or occupation for compensation or otherwise.

4. Section 2 of the Original Agreement is amended by deleting all of Section 2 and inserting the following provision in lieu thereof:

2. Place of Performance. The parties acknowledge and agree that the Executive shall perform his duties hereunder primarily from his personal residence. From time to time the Executive may be required to travel on Company business during the term of employment, including travel to the Company’s principal business facility in Salt Lake City, UT, and the parties will cooperate in scheduling any such travel. The Executive agrees to preserve and protect the Company’s property in his possession outside the Company’s principal business facility in accordance with applicable policies of the Company and the Company’s Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement.

5. Section 3(a) of the Original Agreement is amended by deleting all of Section 3(a) and inserting the following provision in lieu thereof:

(a) Base Salary. The Company shall pay the Executive a base salary in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly, as follows: (i) for the period beginning August 16, 2022, and ending August 15, 2023, $17,083.33 per month; and for each month subsequent to August 15, 2023, $10,000 per month. The Executive’s monthly base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

6. Section 3(b) of the Original Agreement is amended by deleting all of Section 3(b) and inserting the following provision in lieu thereof:

(b) Annual Bonus. The Company may approve payment of one or more bonuses to the Executive from time to time as it may determine in its sole discretion.

7. Section 3(d) of the Original Agreement is amended by deleting all of Section 3(d) and inserting the following provision in lieu thereof:

(d) [Reserved]

8. Section 3(f) of the Original Agreement is amended by deleting all of Section 3(f) and inserting the following provision in lieu thereof:

(f) [Reserved]

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9. Section 5 of the Original Agreement is amended by deleting all of Section 5 and inserting the following provision in lieu thereof:

5. Termination on Death or Disability. Executive’s employment will terminate automatically upon Executive’s death or, upon 14 days prior written notice from the Company, in the event of Disability (see Section 10 for the definition of this term and capitalized terms used herein and not otherwise defined). Upon any termination for death or Disability, Executive or his dependents or heirs at law shall be entitled to: (a) Executive’s Base Salary through the effective date of termination that has accrued and remains unpaid as of said date; (b) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; and (c) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

10. Section 6 of the Original Agreement is amended by deleting all of Section 6 and inserting the following provision in lieu thereof:

6. Involuntary Termination for Cause; Resignation. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time. Termination by the Company for Cause or Executive’s resignation shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executive’s employment by the Company. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation, Executive shall be entitled to receive: (a) Base Salary through the effective date of the termination or resignation, as applicable, that has accrued and remains unpaid as of said date; (b) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; and (c) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

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11. Section 7 of the Original Agreement is amended by deleting all of Section 7 and inserting the following provision in lieu thereof:

7. Involuntary Termination Without Cause. If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) then, subject to the terms or limitations of Sections 8 and 19 of the Agreement, Executive shall be entitled to receive: (a) Executive’s Base Salary through the effective date of the termination that has accrued and remains unpaid as of said date; (b) if the effective date of the termination is prior to August 16, 2023, a lump sum payment equal to the difference between the total of the monthly Base Salary payments for the 12-month period beginning on and including August 16, 2022, and the total of the Base Salary payments made to Executive for such period under this Agreement; (c) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; (d) vesting as of the date of termination or resignation of any outstanding equity awards held by Executive that would have vested within one year of the date of termination but for the termination of the Executive’s employment; and (e) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect. The foregoing notwithstanding, if Executive is terminated by the Company on or after the date of closing of a Fundamental Transaction with respect to which Executive receives the compensation provided for in Section 8 of the Agreement, then the Executive shall not be entitled to receive any payment or compensation under this Section 7 on account of such termination.

12. Section 8 of the Original Agreement is amended by deleting all of Section 8 and inserting the following provision in lieu thereof:

8. Termination in connection with a Fundamental Transaction. If there is a Fundamental Transaction that closes on or before May 15, 2023, and Executive has not been terminated for Cause prior to such closing, Executive shall be entitled to receive: (a) a lump sum payment equal to $350,000 (b) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; and (c) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect. For the sake of clarity, the Company is obligated to make the payment under Section 8(a) regardless of whether the Executive is employed by the Company at the time the Fundamental Transaction closes, unless the Executive has been terminated for Cause prior to the closing of the Fundamental Transaction.

13. Section 9 of the Original Agreement is amended by deleting all of Section 9 and inserting the following provision in lieu thereof:

9. [Reserved]

14. Section 10(c) of the Original Agreement is amended by deleting all of Section 10(c) and inserting the following provision in lieu thereof:

(c) [Reserved]

15. The Company and the Executive acknowledge and agree that: (a) at the end of the day on the Effective Date, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its subsidiaries; and (b) the Company shall pay to Executive on the payroll payment date following the Effective Date for accrued and unused paid time off, which payment will be a complete and final payment of all amounts owing to Executive for unused vacation time or any other leave as of the Effective Date.

16. This Amendment and the Agreement, for all purposes, shall be construed in accordance with the laws of Utah without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Utah, county of Salt Lake. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Except as specifically amended by this Amendment, all terms of the Original Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For POLARITYTE, INC., and POLARITYTE MD, INC.

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

EXECUTIVE

/s/ Cameron J. Hoyler
Cameron J. Hoyler

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